UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant Section 240.14a-12

Diamond Management & Technology

Consultants, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by Diamond Management & Technology Consultants, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Diamond Management & Technology Consultants, Inc.

Commission File No.: 000-22125

The following is a communication to clients of Diamond Management & Technology Consultants, Inc. (“Diamond”) in connection with the proposed acquisition of Diamond by PricewaterhouseCoopers LLP.

Dear                     :

I have some important news to share with you.

After careful consideration, Diamond has entered into a merger agreement with PricewaterhouseCoopers’ Advisory Practice. While this will create a time of transition, we are committed to maintaining business-as-usual in terms of our relationship and the quality and impact of our work during this time. We expect the transition to be complete in the fourth quarter of this calendar year. I assure you that you will continue to receive the same levels of service you have come to expect from your Diamond team.

You are no doubt wondering what this transaction will mean for our relationship longer term, and on that front we are particularly excited. The expectation is that Diamond will become an integrated business unit within PwC’s Advisory Practice. Diamond plans to continue to bring you quality people, high impact work, and our unique and proven capabilities in helping you leverage technology and set and achieve their business objectives.

We believe this transaction is beneficial to our clients for a number of reasons, a few of which I’d like to highlight. One is PwC’s global scale. PwC’s Advisory Practice is comprised of 1,700 partners and 30,000 professional staff. Worldwide, across all its service lines, PwC member firms have more than 163,000 people in 757 offices across 151 countries. That breadth and depth enables us to call upon a wider range of resources to help our clients address their most critical challenges and pursue their most important opportunities. At the same time, you can expect to be served by the same small interdisciplinary partner-led teams to which you have become accustomed.

A second factor is PwC’s 150+ year commitment to outstanding client service. Our two firms share the values of professionalism and quality work, leadership, collaboration, and trust. Our two firms share a common vision to be the best professional services provider in the world. Let me assure you that we remain committed to attracting and retaining smart, dedicated, and innovative people. Our ability to remain on the innovative edge of management thinking should be strengthened by PwC’s history of investment in research, and professional development.

I am sure you will have other questions and I will be available for a deeper discussion, if you would like to talk. If it is alright with you, I will set a time for us to speak in the coming days. In the meantime, a press release is attached.

Sincerely,

CC: Adam J. Gutstein, President & CEO, Diamond

Additional Information

In connection with the proposed Merger and the required stockholder approval, Diamond intends to file with the SEC a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the stockholders of Diamond. DIAMOND’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND DIAMOND. Investors and stockholders may obtain copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition, investors and stockholders may also obtain, free of charge, copies of these documents filed with the SEC through the investor relations page on Diamond’s corporate Web site at www.diamondconsultants.com or by contacting Diamond Management & Technology Consultants, Inc. at John Hancock Center, 875 N. Michigan Ave. Suite 3000, Chicago, Illinois, 60611, Attention: Investor Relations.

Participants in Solicitation

Diamond and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Diamond stockholders with respect to the proposed Merger. Information about Diamond’s executive officers and directors and their ownership of Diamond Common Stock is set forth in Diamond’s Annual Report on Form 10-K/A filed with the SEC on July 29, 2010. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of Diamond and its executive officers and directors in the proposed Merger by reading the preliminary and definitive proxy statements regarding the proposed Merger, which will be filed by Diamond with the SEC. Copies of these documents may be obtained, free of charge, as described above.